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                                                                   Exhibit 10.11

                         WHITE MOUNTAINS RE GROUP, LTD.
                                   ("WTM RE")
                          LONG TERM INCENTIVE UNIT PLAN
                                     SUMMARY

The purpose of the WTM Re Long Term Incentive Unit Plan (the "Plan") is to provide long-term performance incentives for senior officers and other key employees of the WTM Re companies and to align the interests of management with those of White Mountains.

Participation in the Plan is discretionary based on annual recommendations by WTM Re management as approved by the Board of Directors of WTM Re and its subsidiaries. Performance achievement is measured over three consecutive year periods. The first payout under the Plan will be in 2007. The final Plan document is currently being drafted and will be approved by the Board of Directors of the respective companies participating in the Plan. The Plan will contain the following provisions:

UNIT AWARDS:
Participants are awarded Units with each Unit representing a value of $1,000. There is the potential for the number of Units awarded to increase to a maximum of 2 times the original award or decrease to zero depending upon the average after-tax return on underwriting capital (as discussed below) over each three year performance period. The ultimate value of each Unit is based upon the consolidated results of the WTM Re.

MEASURING RETURNS:
The current performance target is a 13% after-tax return on underwriting capital ("UROC"). UROC is an amount of capital required to maintain the relevant rating agency standard for each WTM Re entity. For example, the capital allocated to Sirius International represents an amount of capital needed to maintain an "A" level S&P rating.

The number of Units awarded will be reduced to zero at an average after-tax return on UROC of 6% (the minimum return our owners expect on the capital) and will be increased to a maximum of 2-times the original Unit award at an average after-tax on UROC at or above 20%. The final dollar value of each Unit will also be increased or decreased by the annual UROC compounded for each year in the three-year cycle. The Board shall have the discretion to determine the standards upon which the actual return on GAAP UROC are calculated including adjustments to reflect standard investment income, internal and external debt interest, and effective tax rates for each company within the group.